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                                       EX-99-1



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FOR IMMEDIATE RELEASE               Contacts:  First Security - Adrian Gostick
January 13, 1999                                                  801-246-5535

                                                  Comstock Bank - Robert Barone
                                                                  775-827-7477


                 FIRST SECURITY CORPORATION TO ACQUIRE COMSTOCK BANK

     SALT LAKE CITY - First Security Corporation (Nasdaq:FSCO)and its First Security Bank of Nevada subsidiary announced today that they have signed a definitive agreement to acquire Reno, Nevada-based Comstock Bancorp (Nasdaq:LODE) and its Comstock Bank subsidiary.
     The merger is expected to close in spring 1999, pending regulatory approval. Terms of the agreement call for the tax-free exchange of approximately $65 million in First Security common stock for all of Comstock's outstanding common shares, including options and warrants. This value will stay fixed as long as First Security's average stock price remains between $18.70 and $24.05 during the ten consecutive trading days preceding the closing date. If the average First Security stock price is above or below these levels during the actual measuring period, the total value of the transaction may be higher or lower than $65 million to the Comstock shareholders.
     "First Security is extremely pleased to expand in northern Nevada with this outstanding bank," said Dave Smith, president and chief executive officer of First Security Bank of Nevada. "Comstock Bank has developed a distinguished reputation serving norhtern Nevada businesses and consumers since 1981. The bank is very well capitalized and profitable and makes an excellent strategic fit."
     With about $225 million in assets, Comstock operates five branches in Reno. Sparks and Carson City and lending centers in Reno and Carson City.
     "The pace of change in the financial services industry has continued to accelerate," said Robert Barone, chairman and chief executive officer of Comstock Bank. "While we have modernized our technology platform over the past three years, we have found that, as a small community bank competing with global financial services organizations, we simply do not have the resources to keep pace.
     "As a result, while our profitability remains excellent, we decided to seek a partner that is financially sound and community oriented, has a complete array of products and services and has an orientation toward the West. We found that partner in First Security, a company in which many of the senior managers began as we did, as community bankers, and who continue to hold community banking values."

     First Security Bank of Nevada, which operates 14 branches in southern Nevada, announced the acquisition of Stateline, Nevada-based Nevada Banking Company (XEON Financial Corporation) on Dec. 30, 1998.
     First Security Bank of Nevada is a wholly owned subsidiary of First Security Corporation, the nation's oldest multistate bank holding company.
     For more information, visit www.firstsecuritybank.com
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